Proposed Merger with Post Oak Bancshares, Inc.

2 Safe Harbor Statement and Additional Information Safe Harbor Statement This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors may include, but are not limited to, the ability of Allegiance and Post Oak to complete the merger transaction; the ability of Allegiance and Post Oak to satisfy the conditions to the completion of the merger transaction, including the approval of the merger transaction by Allegiance’s and Post Oak’s shareholders and the receipt of all regulatory approvals required for the merger transaction on the terms expected in the merger agreement; the ability of Allegiance and Post Oak to meet expectations regarding the timing, completion and accounting and tax treatments of the merger transaction; the possibility that any of the anticipated benefits of the merger transaction will not be realized or will not be realized as expected; the failure of the merger transaction to close for any other reason; the effect of the announcement of the merger transaction on Allegiance’s operating results; the possibility that the merger transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events and the impact of all other factors generally understood to affect the assets, business, cash flows, financial condition, liquidity, prospects and/or results of operations of financial services companies and the other factors described under the caption “Risk Factors” in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings. Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Additional Information About the Merger In connection with the proposed merger, Allegiance will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of Allegiance and Post Oak and a Prospectus of Allegiance, as well as other relevant documents concerning the proposed transaction. The final proxy statement/prospectus will be distributed to the shareholders of Allegiance and Post Oak in connection with their vote on the proposed transaction. INVESTORS AND SHAREHOLDERS OF ALLEGIANCE AND POST OAK ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents Allegiance filed with the SEC may be obtained free of charge at the SEC’s website, http://www.sec.gov, or at the investor relations portion of Allegiance’s website, https://www.allegiancebank.com. Allegiance and Post Oak and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Allegiance and Post Oak in connection with the merger. Information about the directors and executive officers of Allegiance and their ownership of Allegiance’s common stock is set forth in Allegiance’s proxy statement filed with the SEC on March 15, 2018. Information about the directors and executive officers of Post Oak will be set forth in the Proxy Statement/Prospectus regarding the proposed transaction. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

# Post Oak Highlights

POST OAK BANK

Post Oak Bancshares, Inc. ("Post Oak") is the holding company of Post Oak Bank, N.A.

**Houston's 2nd largest community bank, with nearly exclusive focus on Houston MSA**

- Founded 2004, with total assets of approximately $1.4B
- 12 full-service banking locations in Houston MSA and one in Beaumont
- Organic growth strategy complimented by two completed acquisitions

**Track record of delivering exceptional efficiency, profitability and asset quality**

- Like Allegiance, top decile NIM performance
- High quality funding base with 34% in noninterest-bearing deposits
- Very similar lending business to ABTX, in both composition and size
- Exceptional asset quality history: 5yr Average Net Charge-offs of 5bps

| | As of and for the year ended December 31, | | | | 1st Quarter |
|---|---|---|---|---|---|
| Post Oak Bancshares, Inc. | 2014 | 2015 | 2016 | 2017 | 2018 |
| | (Dollars in thousands) | | | | |
| **Balance Sheet** | | | | | |
| Total Assets | $901,010 | $1,091,922 | $1,128,730 | $1,429,185 | $1,430,951 |
| Total Loans | 720,249 | 887,450 | 925,648 | 1,147,001 | 1,146,661 |
| Total Deposits | 815,144 | 977,941 | 1,004,982 | 1,255,285 | 1,241,151 |
| **Performance Measures** | | | | | |
| Net Income | $ 8,021 | $ 10,412 | $ 11,773 | $ 17,936 | $ 4,430 |
| ROAA | 0.97% | 1.06% | 1.06% | 1.38% | 1.26% |
| ROAE | 9.95% | 11.30% | 10.03% | 12.84% | 11.01% |
| Net Interest Margin | 4.21% | 3.94% | 4.22% | 4.22% | 4.09% |
| Efficiency Ratio | 58.85% | 57.18% | 57.28% | 53.28% | 57.16% |
| **Capitalization** | | | | | |
| TCE/TA | 9.43% | 9.81% | 10.48% | 10.44% | 11.00% |
| Tier 1 RB Ratio | 11.71% | 11.94% | 12.52% | 13.00% | 13.63% |
| Tier 1 (CET1) Ratio | 11.71% | 11.94% | 12.52% | 13.00% | 13.63% |
| Total RB Ratio | 12.96% | 13.04% | 13.71% | 14.05% | 14.68% |
| **Asset Quality** | | | | | |
| NPLs/Loans | 0.31% | 0.97% | 0.82% | 0.48% | 0.53% |
| NPAs/Assets | 0.28% | 0.88% | 0.77% | 0.39% | 0.65% |
| Allowance/Total Loans | 1.29% | 1.11% | 1.21% | 1.05% | 1.05% |
| Net Chargeoffs/Avg Loans | 0.15% | 0.01% | 0.07% | 0.00% | 0.10% |

*Source: S&P Global Intelligence

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AllegianceBancshares, Inc.

4 Pro Forma Branch Map *Source: S&P Global Intelligence Enhancing Houston’s Premier Community Bank Franchise Combined we are better-positioned to compete and serve customers in broader Houston = Significant Franchise Value • Harris County & Houston MSA: Will further solidify stature as the largest community bank by a wide margin • Combination bolsters presence in existing market and provides entry into surrounding counties ABTX Post Oak Combined Harris 2,034,033$ 870,171$ 2,904,204$ Fort Bend 56,898 50,967 107,865 Liberty - 75,450 75,450 Jefferson - 64,167 64,167 Montgomery - 62,698 62,698 Chambers - 54,456 54,456 Waller 33,950 - 33,950 Total 2,124,881$ 1,177,909$ 3,302,790$ ABTX Post Oak Combined Harris 95.7% 73.9% 87.9% Fort Bend 2.7% 4.3% 3.3% Liberty - 6.4% 2.3% Jefferson - 5.5% 1.9% Montgomery - 5.3% 1.9% Chambers - 4.6% 1.7% Waller 1.6% - 1.0% Total 100.0% 100.0% 100.0% As of June 30, 2017 $ of Deposits % of Deposits

# Houston MSA Deposit Market Share

***Houston deserves its own bank:*** Significant opportunity exists for a truly Houston-focused community bank with <u>scale</u>

*Note: Proforma company will have one bank office located in Beaumont, outside of Houston MSA*

| | | | | 2017 | | | 2016 | | |
|---|---|---|---|---|---|---|---|---|---|
| Institution (ST) | 2017 Rank | 2016 Rank | Branches | Total Deposits In Market ($000) | Total Market Share (%) | % of Company Deposits | Total Deposits In Market ($000) | Total Market Share (%) | Size Profile |
| **Houston-The Woodlands-Sugar Land, TX** | | | | | | | | | |
| JPMorgan Chase & Co. (NY) | 1 | 1 | 203 | 104,722,596 | 44.79 | 7.28 | 83,271,690 | 39.32 | >$1T |
| Wells Fargo & Co. (CA) | 2 | 2 | 199 | 25,919,285 | 11.09 | 1.98 | 25,093,713 | 11.85 | >$1T |
| Bank of America Corp. (NC) | 3 | 3 | 111 | 20,631,966 | 8.83 | 1.63 | 20,473,519 | 9.67 | >$1T |
| BBVA | 4 | 4 | 77 | 13,521,065 | 5.78 | 3.00 | 14,641,975 | 6.91 | >$100B |
| Zions Bancorp. (UT) | 5 | 5 | 62 | 9,781,593 | 4.18 | 18.68 | 9,739,148 | 4.60 | >$50B |
| Prosperity Bancshares Inc. (TX) | 6 | 6 | 58 | 5,028,843 | 2.15 | 29.46 | 5,190,140 | 2.45 | >$20B |
| Capital One Financial Corp. (VA) | 7 | 7 | 40 | 4,869,620 | 2.08 | 2.03 | 4,590,498 | 2.17 | >$100B |
| Cullen/Frost Bankers Inc. (TX) | 8 | 8 | 35 | 4,403,967 | 1.88 | 17.19 | 4,171,965 | 1.97 | >$30B |
| Woodforest Financial Grp Inc. (TX) | 9 | 10 | 103 | 3,347,281 | 1.43 | 73.87 | 3,204,640 | 1.51 | >$5B |
| **Pro Forma** | | | | **3,238,623** | **1.39** | **98.19** | **2,936,617** | **1.39** | **~$4.3B** |
| Comerica Inc. (TX) | 10 | 9 | 48 | 3,165,915 | 1.35 | 5.58 | 3,313,533 | 1.56 | >$50B |
| Cadence Bancorp. (TX) | 11 | 12 | 10 | 3,096,142 | 1.32 | 39.04 | 2,542,169 | 1.20 | >$10B |
| Texas Capital Bancshares Inc. (TX) | 12 | 13 | 2 | 2,538,854 | 1.09 | 14.68 | 2,134,427 | 1.01 | >$20B |
| **Allegiance Bancshares Inc. (TX)** | **13** | **15** | **16** | **2,124,881** | **0.91** | **100.00** | **1,863,710** | **0.88** | **~$2.9B** |
| Green Bancorp Inc. (TX) | 14 | 14 | 13 | 1,916,391 | 0.82 | 57.03 | 1,975,123 | 0.93 | ~$4B |
| BOK Financial Corp. (OK) | 15 | 17 | 12 | 1,811,118 | 0.77 | 8.12 | 1,554,822 | 0.73 | >$30B |
| Independent Bk Group Inc. (TX) | 16 | 16 | 14 | 1,661,496 | 0.71 | 24.91 | 1,637,826 | 0.77 | ~$9B |
| Regions Financial Corp. (AL) | 17 | 11 | 24 | 1,376,854 | 0.59 | 1.40 | 2,656,367 | 1.25 | >$100B |
| CBTX Inc. (TX) | 18 | 19 | 16 | 1,323,832 | 0.57 | 52.60 | 1,310,326 | 0.62 | ~$3B |
| East West Bancorp Inc. (CA) | 19 | 20 | 9 | 1,288,643 | 0.55 | 4.14 | 1,170,688 | 0.55 | >$30B |
| IBERIABANK Corp. (LA) | 20 | 21 | 8 | 1,201,381 | 0.51 | 7.13 | 1,135,858 | 0.54 | >$20B |
| BB&T Corp. (NC) | 21 | 22 | 23 | 1,141,812 | 0.49 | 0.73 | 1,126,676 | 0.53 | >$100B |
| **Post Oak Bancshares Inc. (TX)** | **22** | **23** | **12** | **1,113,742** | **0.48** | **94.91** | **1,072,907** | **0.51** | **~$1.4B** |
| **Total For Institutions In Market** | | | **1,422** | **233,786,845** | | | **211,784,810** | | |

*Source S&P Global Intelligence

(1) Data for 2016 and 2017 are as of June 30 of the respective year

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AllegianceBancshares, Inc.

# Post Oak Merger Summary

| | |
|---|---|
| Transaction Value[(1)] | • $350 Million<br>• 2.23 x TBV<br>• 20.7 x LTM earnings |
| Consideration | • 100% Stock<br>• 0.7017 Exchange ratio |
| Option Treatment | • Post Oak options at closing will convert to Allegiance options, with number and price adjusted by exchange ratio |
| Pro Forma Ownership | • ~61.5% Allegiance<br>• ~38.5% Post Oak |
| Board of Directors | • Three Post Oak Directors will be appointed to Allegiance's Board of Directors<br>• Post Oak CEO Roland Williams will serve as Executive Vice Chairman of Allegiance Bank |
| Required Approvals | • Customary regulatory, Post Oak shareholder and Allegiance shareholder approvals |
| Anticipated Closing | • 4th quarter 2018 |

(1) Estimates based on ABTX closing price of $40.80 on April 27, 2018

AllegianceBancshares, Inc.
6

7 Summary Financial Impact(1) (1) Estimated financial impact is presented solely for illustrative purposes using consensus estimates. Includes purchase accounting marks and deal related expenses Key Transaction Assumptions Cost Savings 35% of noninterest expense, fully phased-in (0% in 2018, 80% realized in 2019, 100% thereafter) Core Deposit Intangibles 2.0% of transaction accounts, 10 year amortization Transaction Expenses $22.5 million (pretax) Loan Mark: $12 million, existing allowance Estimated Closing in Q4 2018 Attractive Pro Forma Strong EPS Accretion ~ 6%-7% EPS accretion in 2019 ~ 8%-9% EPS accretion in 2020 TBV per share dilution: ~ 7% ~ 4.75 year earn back Estimated IRR approximately 21% Strong Capital Position ~ 9.6% TCE/TA at close $4.5B+ in assets / improved profitability profile

8 Transaction Rationale Post Oak merger will position Allegiance for continued growth and value creation Bolsters Houston’s #1 Community Bank Franchise • Combination of Houston’s two largest community banks will create unique scale and focus on the Houston region • Concentrated focus on small- to medium-sized owner-operated businesses will remain, which we feel is an underserved market • Greater geographic breadth, market leadership and scale will be powerful to our brand as we recruit and retain talent Increased Scale will Drive Stronger Earnings and Profitability Similar Cultures and Compatible Business Fit High Quality Balance Sheet: Strong funding composition and asset sensitive balance sheet Significant Opportunity to Capture Market Share Strong Credit Profile Significant Value Creation Opportunity • Strong EPS accretion and pro forma company will be better positioned as it relates to capital, business mix and interest rate risk • Franchise value implications are significant as merger creates a valuable and scarce community bank franchise with significant scale in highly attractive Houston region

9 Pro Forma Funding Composition(1) Pro FormaPost OakAllegiance Deposit Portfolio ($000) % of Total Deposit Portfolio ($000) % of TotalDeposit Portfolio ($000) % of Total Source: S&P Global Intelligence for Post Oak Bancshares, Inc. (1) Data as of March 31, 2018 Cost of Deposits: 0.68% Cost of Deposits: 0.65% Cost of Deposits: 0.60% Noninterest-bearing 694,880$ 30.4% Interest-bearing demand 143,178 6.3% Money market and savings 583,967 25.6% Certificates and other time 862,777 37.7% Total Deposits 2,284,802$ 100.0% Noninterest-bearing 423,242$ 34.1% Interest-bearing demand 53,580 4.3% Money market and savings 428,185 34.5% Certificates and other time 336,144 27.1% Total Deposits 1,241,151$ 100.0% Noninterest-bearing 1,121,505$ 31.7% Interest-bearing demand 196,758 5.6% Money market and savings 1,012,152 28.7% Certificates and other time 1,198,921 34.0% Total Deposits 3,529,336$ 100.0% Noninterest- bearing 30.4% Interest-bearing demand 6.3% Money market and savings 25.6% Certificates and other time 37.7% Noninterest- bearing 34.1% Interest-bearing demand 4.3% Money market and savings 34.5% Certificates and other time 27.1% Noninterest- bearing 31.6% Interest-bearing demand 5.6% Money market and savings 28.7% Certificates and other time 34.0% Post Oak features a strong funding mix that will be accretive to Allegiance

# Pro Forma Loan Composition(1)

We share similar lending mix, although Post Oak brings relatively more residential lending and relatively less CRE lending

## Allegiance



Mortgage Warehouse 1.8%
Consumer & Other 0.4%
Residential Construction 4.8%
CRE Construction 11.2%
1-4 Family Residential 13.9%
CRE (including multi-family) 48.4%
C&I 19.5%

| Loan Portfolio ($000) | | % of Total |
|---|---|---|
| CRE (including multi-family) | $1,108,537 | 48.4% |
| C&I | 447,168 | 19.5% |
| 1-4 Family Residential | 317,842 | 13.9% |
| CRE Construction | 257,566 | 11.2% |
| Residential Construction | 108,882 | 4.8% |
| Mortgage Warehouse | 41,572 | 1.8% |
| Consumer & Other | 8,927 | 0.4% |
| **Total Loans** | **$2,290,494** | **100.0%** |

Yield on Loans: 5.40%

## Post Oak



Mortgage Warehouse 0.0%
Consumer & Other 3.5%
Residential Construction 5.6%
CRE Construction 10.2%
CRE (including multi-family) 38.8%
1-4 Family Residential 23.3%
C&I 18.6%

| Loan Portfolio ($000) | | % of Total |
|---|---|---|
| CRE (including multi-family) | $ 445,159 | 38.8% |
| C&I | 213,385 | 18.6% |
| 1-4 Family Residential | 266,843 | 23.3% |
| CRE Construction | 117,116 | 10.2% |
| Residential Construction | 63,941 | 5.6% |
| Mortgage Warehouse | - | 0.0% |
| Consumer & Other | 40,217 | 3.5% |
| **Total Loans** | **$1,146,661** | **100.0%** |

Yield on Loans: 5.22%

## Pro Forma(2)



Mortgage Warehouse 1.2%
Consumer & Other 1.4%
Residential Construction 5.0%
CRE Construction 10.9%
CRE (including multi-family) 45.2%
1-4 Family Residential 17.0%
C&I 19.2%

| Loan Portfolio ($000) | | % of Total |
|---|---|---|
| CRE (including multi-family) | $1,553,696 | 45.2% |
| C&I | 660,553 | 19.2% |
| 1-4 Family Residential | 584,685 | 17.0% |
| CRE Construction | 374,682 | 10.9% |
| Residential Construction | 172,823 | 5.0% |
| Mortgage Warehouse | 41,572 | 1.2% |
| Consumer & Other | 49,144 | 1.4% |
| **Total Loans** | **$3,437,155** | **100.0%** |

Yield on Loans: 5.34%

Source: S&P Global Intelligence for Post Oak Bancshares, Inc.

(1) Data as of March 31, 2018

(2) Excludes purchase accounting adjustments

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AllegianceBancshares, Inc.